Exhibit 99.(E)

STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT (this “Pledge Agreement”) is made effective as of October 5, 2009, by and between DHW Leasing, L.L.C., a South Dakota limited liability company, as pledgor (the “Pledgor”), and Great Western Bank, a banking corporation chartered under the laws of the State of South Dakota, as pledgee (“Great Western”).

WHEREAS, the Pledgor owns twenty-eight million (28,000,000) shares of the issued and outstanding common stock (the “Acquired Shares”) of Granite City Food & Brewery Ltd., a Minnesota corporation (the “Issuer”), which shares were acquired by Pledgor pursuant to the terms and conditions of a Debt Conversion Agreement dated as of September 21, 2009 (the DCA”) entered into by and between Pledgor and Issuer; and

WHEREAS, Great Western and the Pledgor have entered into those certain Business Loan Agreements identified on Exhibit A attached hereto and incorporated herein by this reference, each as amended by a Change in Terms Agreement of even date herewith, identified on Exhibit B attached hereto and incorporated herein by this reference (the aforementioned Business Loan Agreements and Change in Terms Agreements, as the same may be amended, modified, supplemented, extended or restated from time to time, are collectively referred to as the “BLA”), and those certain Promissory Notes, identified on Exhibit C attached hereto and incorporated herein by this reference (as the same may be amended, modified, supplemented, extended or restated from time to time, collectively, the “Notes”; the BLA, as supplemented by the Notes, are collectively referred to as the “Loan Agreement”), providing for term loans in the aggregate principal amount of approximately $10,000,000 (collectively, the “Loan”); and

WHEREAS, to secure the Pledgor’s obligations to Great Western under the Loan Agreement and the Loan, the Pledgor has agreed to pledge to Great Western, along with other Lenders, the hereinafter defined Pledged Collateral on the terms and conditions set forth in this Pledge Agreement and Great Western has agreed to release its security interest in the furniture, fixtures and equipment that will be transferred to Issuer under the DCA; and

WHEREAS, absent the willingness of Pledgor to enter into this Pledge Agreement, Great Western would have been unwilling to enter into the Change in Terms Agreements referenced above, and as such no further consideration on the part of Great Western is necessary to make this a binding obligation of Pledgor; and

WHEREAS, in connection with the DCA and the pledge of Acquired Shares hereunder, Great Western has agreed to be party to the Intercreditor Agreement.

NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, the Pledgor and Great Western agree as follows:

SECTION 1.             Definitions.  Capitalized terms used in this Pledge Agreement have the following meanings:

“Acquired Shares” is defined in the recital provisions of this Pledge Agreement.

“BLA” is defined in the recital provisions of this Pledge Agreement.

“CorTrust” means CorTrust Bank, a banking corporation chartered under the laws of the State of South Dakota.

“Dacotah” means Dacotah Bank, a banking corporation chartered under the laws of the State of South Dakota.

“Great Western” means Great Western Bank, a banking corporation chartered under the laws of the State of South Dakota.

“Intercreditor Agreement” means that certain Intercreditor Agreement of even date herewith, entered into by and among CorTrust, Dacotah, and Great Western.

“Issuer” means Granite City Food and Brewery Ltd., a Minnesota corporation.

“Lenders” means any of CorTrust, Dacotah, or Great Western, or any combination thereof.

“Loan” means the aggregate indebtedness evidenced by the Notes.

“Loan Agreement” means the BLA and the Notes.

“Notes” means any combination of the Promissory Notes identified on Exhibit C to this Pledge Agreement.

“Pledge Agreement” means this Pledge Agreement.

“Pledged Collateral” is defined in Section 2 of this Pledge Agreement.

“Pledged Securities” is defined in Section 2 of this Pledge Agreement.

“Pledgor” means DHW Leasing, L.L.C., a South Dakota limited liability company.

“Repurchase Right” is defined in Section 3(A) of this Pledge Agreement.

“Secured Obligations” is defined in Section 2 of this Pledge Agreement.

“Securities” is defined in Section 2 of this Pledge Agreement.

“Trigger” is defined in Section 3(A) of this Pledge Agreement.

SECTION 2.             Pledge.  To secure the payment and performance of the Secured Obligations, the Pledgor hereby pledges, hypothecates, assigns, transfers, sets over and delivers unto Great Western and grants to Great Western a lien upon and a security interest in Pledgor’s existing ownership of the Acquired Shares, including without limitation, any and all changes and replacements thereof, together with all of Pledgor’s other existing and future rights relating to the Acquired Shares and any and all existing and future dividends, cash, additional shares, or securities or other property at any time, and from time to time, receivable or otherwise distributable in respect of, in exchange for, or in distribution of, any such Acquired Shares of the Issuer, together with any proceeds received by Pledgor of any redemption thereof by the Issuer and all dispositions thereof by Pledgor (collectively, the “Pledged Collateral”).  For purposes of this Pledge Agreement, the term “securities” shall be deemed to include capital stock of corporations, membership interests or units of membership in limited liability companies, partnership interests in general partnerships and any type of limited partnership, in each case whether certificated or uncertificated. All securities issued by the Issuer and owned by the Pledgor are hereinafter referred to as the “Pledged Securities.”

Upon delivery to Great Western, or any of the Lenders as provided for in the Intercreditor Agreement, (A) any certificated securities now or hereafter included in the Pledged Collateral shall be accompanied by duly executed stock powers in blank and by such other instruments or documents as Great Western or its counsel may reasonably request and (B) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the Pledgor and by such other instruments or documents as Great Western or its counsel may reasonably request.  Each delivery of certificates for such Pledged Securities shall be accompanied by a schedule showing the number of shares and the numbers of the certificates therefor, theretofore and then being pledged hereunder, which schedules shall be attached hereto as Schedule 1 and made a part hereof.  Each schedule so delivered shall supersede any prior schedules so delivered.

TO HAVE AND TO HOLD the Pledged Collateral, together with all rights, titles, interests, powers, privileges and preferences pertaining or incidental thereto, unto Great Western, its successors and assigns, forever, subject, however, to the terms, covenants and conditions hereinafter set forth.

The lien and security interest granted hereunder shall secure the following obligations (collectively, the “Secured Obligations”):  (i) the payment and performance of all obligations of the Pledgor under this Pledge Agreement; (ii) the payment and performance of all obligations of the Pledgor under the BLA and any other Loan Agreement, including, without limitation, the payment of all principal, interest, fees, and other amounts becoming due and payable under the Notes, whether now existing or hereafter arising, fixed or contingent, as primary obligor or as guarantor or surety, acquired directly or by assignment or otherwise, liquidated or unliquidated, regardless of how they arise or by what agreement or instrument they may be evidenced, including, without limitation, all loans, advances and other extensions of credit and all covenants, agreements, and provisions contained in all loan and other agreements between the parties; and (iii) the payment of any and all additional advances made or costs or expenses incurred by Great Western to protect or preserve the Pledged Collateral or the security title, lien and security interest created hereby or for any other purpose provided herein (whether or not the Pledgor remains the owner of the Pledged Collateral at the time such advances are made or costs or expenses are incurred).

SECTION 3.             Representations and Warranties.  The Pledgor hereby represents and warrants that, except for security interests granted to Great Western, including the interest herein given, the Pledgor is the legal, equitable and beneficial owner of the Pledged Collateral, holds the same free and clear of all liens, charges, encumbrances and security interests of every kind and nature, except for certain Repurchase Rights (defined below), and except as permitted in the BLA, and will make no voluntary assignment, pledge, mortgage, hypothecation or transfer of the Pledged Collateral; that the Pledgor has legal authority to pledge the Pledged Collateral in the manner hereby done or contemplated and will defend its title thereto against the claims of all persons whomever; that the execution and delivery of this Pledge Agreement, and the performance of its terms, will not result in any violation of any provision of the Pledgor’s articles of incorporation or bylaws, or violate or constitute a default under the terms of any material agreement, indenture or other instrument, license, judgment, decree, order, law, statute, ordinance or other governmental rule or regulation applicable to the Pledgor or any of the Pledgor’s property; that no approval, consent or authorization of any governmental or regulatory authority which has not heretofore been obtained is necessary for the execution or delivery by the Pledgor of this Pledge Agreement or for the performance by the Pledgor of any of the terms or conditions hereof or thereof, other than as required in connection with the exercise of remedies under any Loan Document; and that this pledge is effective to vest in Great Western the rights of the Pledgor in the Pledged Collateral as set forth herein.

(A)          Notwithstanding the foregoing, Great Western acknowledges and agrees that the Pledged Collateral is subject to a repurchase right held by Issuer (the “Repurchase Right”), pursuant to which, from the date hereof through the first anniversary of the issuance of the Acquired Shares, the Issuer will have the right to repurchase and redeem certain of the Pledged Collateral if the average bid price of the Issuer’s common stock exceeds $0.714 per share for any period of 20 consecutive trading days (the “Trigger”).  If and whenever the Trigger is met, the Issuer may at any time during the first year following the issuance of the Acquired Shares, but within 20 trading days of any given Trigger, repurchase from Pledgor, for the consideration of $0.001 per share, up to a maximum of such number of shares of the Pledged Collateral as would enable Pledgor to retain (assuming no sales of the Pledged Collateral by Pledgor during the first year following the issuance of the Acquired Shares) the Pledged Collateral having a market value of Twenty Million and No/100 Dollars ($20,000,000) following such repurchase (calculated using the closing price per share of Issuer’s common stock on the trading day immediately prior to the date of repurchase).  The one year period provided in this Section shall be extended for the number of days that the Issuer is prevented from exercising its Repurchase Right due to an automatic stay or other action by a federal or state court, but only to the extent that the Issuer is so prevented.  The repurchase shall be deemed made effective upon the giving of written notice to Pledgor and Lenders and the sole obligation of the Issuer to Pledgor thereafter shall be the payment of the price for repurchased Pledged Collateral.  The repurchase price shall be deliverable only to Pledgor, unless another payee is designated in writing by Pledgor.  Upon the Issuer’s exercise of the Repurchase Right and tender of the repurchase price, the repurchased Pledged Collateral shall, without further action by the Issuer,

Pledgor, Lenders, or any other party, cease to be outstanding and shall be deemed cancelled by the Issuer. Any sales of Pledged Collateral by Pledgor or by one of the Lenders during the first year following the issuance of Acquired Shares will reduce such $20,000,000 threshold by the gross dollar amount of such sales.  Pledgor and Lenders agree that (i) they will not sell or dispose of any of the Pledged Collateral for the period from the issuance of the Pledged Collateral through January 31, 2010; and (ii) for a period of one year following the issuance of the Acquired Shares, they will not sell, transfer or assign, or contract to sell, transfer or assign, by operation of law or otherwise, more than 6,500,000 of the shares of the Pledged Collateral.  Although the Repurchase Right herein may be triggered multiple times during the one year period following the issuance of Acquired Shares, the Issuer may only exercise its Repurchase Right once.  Such Repurchase Right may be exercised by action of not less than a majority of disinterested directors.  The Pledged Collateral is subject to the foregoing Repurchase Right, which shall be binding upon the Lenders, Pledgor, and their respective successors and assigns, including any transferee, assignee or pledgee of the Pledged Collateral; provided, however, that upon exercise of the Repurchase Right herein, all of the Pledged Collateral remaining after the repurchase shall cease to be subject to the Repurchase Right herein, and the Issuer will, upon request of Pledgor or any of the Lenders, cause the second restrictive legend set forth in the DCA pertaining to the Repurchase Right to be removed from any share certificate; and provided further, that if any of the Pledged Collateral shall, following January 31, 2010, be sold on an exchange or in the over-the-counter market, the Issuer shall, upon request of Pledgor, remove the foregoing second restrictive legend set forth in the DCA from certificates for up to 6,500,000 Shares which shall have been sold in the over-the-counter market.

(B)          The provisions of this Pledge Agreement are further subject to the terms and conditions of the Intercreditor Agreement, pursuant to which, among other things, the Lenders are obligated to release their respective security interests in that number of the Acquired Shares which are repurchased by Issuer pursuant to an exercise of the Repurchase Right.

SECTION 4.             Capital Stock of the Issuer.  The Pledgor represents that it is the registered and beneficial owner of the shares of capital stock and percentage of the total of all such equity interests or voting securities of the Issuer set forth on Schedule 1 hereto, as such schedule may be amended by the Pledgor from time to time, which stock and voting securities are owned free and clear of all liens, warrants, options, rights to purchase, rights of first refusal and other interests of any person other than those of the Lenders, as provided for in connection with the Repurchase Right, or as permitted by the BLA.  The outstanding shares of capital stock and voting securities of the Issuer have been duly authorized and are validly issued, fully paid and non-assessable.  The Pledgor shall amend Schedule 1 from time to time as necessary for the information thereon to be true and correct.  Schedule 1 shall be amended by the Pledgor’s delivery of an amended Schedule 1 to Great Western in accordance with Section 2 of this Pledge Agreement.

SECTION 5.             Transfer; Encumbrance.  Pledgor will provide no less than ten (10) day’s prior written notice to Great Western in the event Pledgor intends to , (i) consent to, approve of or permit any merger, consolidation, reorganization, assignment, transfer or any sale, lease or other disposition of substantially all the assets of the Issuer; or (ii) consent to or approve of the repurchase or redemption by the Issuer of the Shares, except in connection with an exercise of the Repurchase Right.

SECTION 6.             Covenants with Respect to Collateral.  The Pledgor hereby covenants and agrees with respect to the Pledged Collateral as follows:

(A)          The Pledgor will cause any additional securities issued by any of the Issuer or property issued by the Issuer in each case with respect to the Pledged Collateral, whether for value paid by the Pledgor or otherwise, to be forthwith deposited and pledged hereunder and delivered to the Lenders in accordance with the Intercreditor Agreement, in each case accompanied by proper instruments of assignment duly executed;

(B)          The Pledgor will defend its title to the Pledged Collateral against the claims of all persons whomsoever;

(C)          The Pledgor will not permit any lien, claim, charge, security interest or encumbrance to exist with respect to any Pledged Collateral, except (1) those of the Lenders, (2) as provided for in connection with the Repurchase Right, and (3) as permitted by the BLA; and

(D)          The Pledgor will not sell, exchange, hypothecate, pledge, assign, convey, mortgage or abandon any Pledged Collateral to any Person without the prior written consent of Great Western, except as permitted pursuant to the BLA.

SECTION 7.             Voting Rights; Dividends; Etc.

(A)          In the absence of the occurrence of an Event of Default.  In the absence of the occurrence and continuation of an Event of Default (as hereinafter defined):

(1)           The Pledgor shall be entitled to exercise any and all voting and/or consensual rights and powers accruing to an owner of the Pledged Securities or any part thereof for any purpose not inconsistent with the terms of this Pledge Agreement (including Section 5 of this Pledge Agreement) or any agreement giving rise to any of the Secured Obligations;

(2)           Subject to Subsection (B) below, the Pledgor shall have the right to receive cash dividends declared and paid with respect to the Pledged Securities, to the extent permitted under the BLA and the Intercreditor Agreement;

(3)           Any and all stock and/or liquidating dividends, other distributions in property, return of capital or other distributions made on or in respect of Pledged Securities (other than cash dividends), whether resulting from an increase or reduction of capital, a subdivision, combination or reclassification of outstanding shares of capital stock or voting securities, or received in exchange for Pledged Securities or any part thereof or as a result of any merger, consolidation, acquisition, spin-off, split-off or options, warrants, or rights, whether as an addition to, or in substitution or in exchange for, any of the Pledged Collateral, or otherwise, or dividends or distribution of any sort, or other exchange of assets or on the liquidation, whether voluntary or involuntary, of any issuer of the Pledged Securities, or otherwise, shall be and become part of the Pledged Collateral pledged hereunder and, if received by the Pledgor, then the Pledgor shall accept the same as Great Western’s agent, in trust for Great Western, subject to the Intercreditor Agreement, and shall deliver them forthwith to Great Western in the exact form received with, as applicable, the Pledgor’s endorsement when necessary, or appropriate stock powers duly executed in blank, to be held by Great Western, subject to the Intercreditor Agreement and to the terms of this Pledge Agreement, as part of the Pledged Collateral; and

(B)          Upon Default.  Upon the occurrence and during the continuance of an Event of Default, all rights of the Pledgor to exercise the voting and/or consensual rights and powers which the Pledgor is entitled to exercise pursuant to Subsection 7(A)(1) above shall become vested in Great Western upon ten (10) day’s prior written notice from Great Western to the Pledgor, and thereupon Great Western shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and powers which the Pledgor shall otherwise be entitled to exercise pursuant to Subsection 7(A)(1) above.  Upon the occurrence and during the continuance of an Event of Default, all dividends with respect to the Pledged Securities shall be delivered to Great Western to be applied toward satisfaction of the Secured Obligations

SECTION 8.             Remedies upon Default.  If an Event of Default shall have occurred and be continuing, Great Western may sell, assign, transfer, endorse and deliver the whole or, from time to time, any part of the Pledged Collateral at public or private sale or on any securities exchange, for cash, upon credit or for other property, for immediate or future delivery, and for such prices and on such terms as Great Western in its discretion shall deem appropriate, subject to applicable rules and regulations of the Securities and Exchange Commission or other applicable state or federal regulatory agency (together “Securities Laws.”)   Except for the Repurchase Right, if applicable, each such purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal which the Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  Great Western shall give the Pledgor and the Issuer ten (10) days’ written notice (which the Pledgor agrees is reasonable notification within the meaning of

Section 9-611 of the Uniform Commercial Code as in effect in the State of South Dakota) of Great Western’s intention to make any such public or private sale or sales on any such securities exchange.  Such notice, in case of public sale, shall state the time and place for such sale, and, in the case of sale on a securities exchange, shall state the exchange at which such sale is to be made and the day on which the Pledged Collateral, or portion thereof, will first be offered for sale at such exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Great Western may fix and shall state in the notice or publication (if any) of such sale.

At any such sale, the Pledged Collateral, or portion thereof to be sold, may be sold in one lot as an entirety or in separate portions, as Great Western in its sole discretion may determine.  Great Western shall not be obligated to make any sale of the Pledged Collateral if it shall determine not to do so, regardless of the fact that notice of sale of the Pledged Collateral may have been given. At any public sale made pursuant to this Pledge Agreement, Great Western may bid for or purchase, free from any right of redemption, stay and/or appraisal on the part of the Pledgor (all said rights being also hereby waived and released to the extent permitted by law), any part of or all the Pledged Collateral offered for sale and may make payment on account thereof by using any claim then due and payable to Great Western from the Pledgor as a credit against the purchase price, and Great Western may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to the Pledgor therefor.  For purposes hereof, a written agreement to purchase all or any part of the Pledged Collateral shall be treated as a sale thereof; to the extent permitted by law, Great Western shall be free to carry out such sale pursuant to such agreement and the Pledgor shall not be entitled to the return of any Pledged Collateral subject thereto, notwithstanding the fact that after Great Western shall have entered into such an agreement all Events of Default may have been remedied or the Secured Obligations may have been paid in full.  As an alternative to exercising the power of sale herein conferred upon it, Great Western may proceed by suit or suits at law or in equity to foreclose this Pledge Agreement and may sell the Pledged Collateral or any portion thereof pursuant to judgment or decree of a court or courts having competent jurisdiction, in all cases subject to compliance with applicable Securities Laws.  Any sale pursuant to this Section 8 shall be deemed to conform to commercially reasonable standards as provided in Section 9-610 and 9-611 of the Uniform Commercial Code as in effect in the State of South Dakota.

SECTION 9.             Great Western Appointed Attorney-in-Fact.  The Pledgor hereby constitutes and appoints Great Western during the term of any of the Secured Obligations, upon the occurrence and during the continuance of an Event of Default, the attorney-in-fact of the Pledgor which appointment is irrevocable and shall be an agency coupled with an interest.  This power of attorney is for the purpose, upon the occurrence and during the continuance of an Event of Default, of carrying out the provisions of this Pledge Agreement and taking any action and executing any instrument which Great Western may deem necessary or advisable to accomplish the purposes hereof.  Without limiting the generality of the foregoing, Great Western shall have the right, after the occurrence of an Event of Default, with full power of substitution either in Great Western’s name or in the name of the Pledgor, to ask for, demand, sue for, collect, receive, receipt and give acquittance for any and all moneys due or to become due under and by virtue of any Pledged Collateral, to endorse checks, drafts, orders and other instruments for the payment of money payable to the Pledgor, representing any interest or dividend or other distribution payable in respect of the Pledged Collateral or any part thereof or on account thereof and to give full discharge for the same, to settle, compromise, prosecute, or defend any action, claim or proceeding with respect thereto, and to sell, assign, endorse, pledge, transfer and make any agreement respecting, or otherwise deal with, the same; provided, however, that nothing herein contained shall be construed as requiring or obligating Great Western to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or notice, or to take any action with respect to the Pledged Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken by Great Western or omitted to be taken with respect to the Pledged Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of the Pledgor or to any claim or action against Great Western.

SECTION 10.           Event of Default.  For purposes of this Pledge Agreement, an “Event of Default” shall exist hereunder upon the happening of any of the following events:

(A)          any Event of Default under any of the Loan Documents including, without limitation, any failure by the Pledgor to pay when due any amount due under the BLA or any Note; or

(B)          any written representation or warranty made by Pledgor, or any guarantor of Pledgor, in the Intercreditor Agreement or any Loan Document or in connection with this Pledge Agreement shall prove to have been false or misleading in any material respect as of the date made; or

(C)          the Pledgor shall default in the performance or observance of any provisions of this Pledge Agreement; provided, however, that in the event any default in the performance or observance of Subsection 6(B) of this Pledge Agreement has occurred, such default has continued for a period of 30 days; or

(D)          subject only to the Repurchase Right and the Intercreditor Agreement, the Pledgor from and after the date hereof shall, or shall attempt to, encumber, subject to any further pledge or security interest, sell, transfer or otherwise dispose of any of the Pledged Collateral or any interest therein or any of the Pledged Collateral shall be attached or levied upon or seized in any legal proceedings against the Pledgor, which in each case within 60 days has not been discharged or execution thereof stayed pending appeal; or

(E)           this Pledge Agreement shall not or shall no longer be effective in granting to Great Western a first priority perfected lien on the Pledged Securities, subject to the Intercreditor Agreement; or

(F)           the failure of Pledgor to comply with or fully perform any of the terms, conditions, or covenants applicable to Pledgor under the Intercreditor Agreement.

SECTION 11.           Application of Proceeds of Sale and Cash.  The proceeds of any sale of the whole or any part of the Pledged Collateral, together with any other moneys held by Great Western under the provisions of this Pledge Agreement, shall be applied by Great Western as follows:

First:  to the payment of all reasonable costs and expenses incurred by Great Western in connection herewith, including but not limited to, all court costs and the reasonable fees and disbursements of counsel for Great Western in connection herewith, and to the repayment of all advances made by Great Western hereunder for the account of the Pledgor, and the payment of all reasonable costs and expenses paid or incurred by Great Western in connection with the exercise of any right or remedy hereunder; and

Second:  to the payment in full of the Secured Obligations.

Any amounts remaining after such application shall be promptly remitted to the Pledgor, its successors, legal representatives or assigns, or as otherwise provided by law.

SECTION 12.           Further Assurances.  The Pledgor agrees that it will join with Great Western in executing and will file or record such notices, financing statements or other documents as may be reasonably necessary to the perfection of the security interest of Great Western hereunder, and as Great Western or its counsel may reasonably request, such instruments to be in form and substance satisfactory to Great Western and its counsel, and that the Pledgor will do such further acts and things and execute and deliver to Great Western such additional conveyances, assignments, agreements and instruments as Great Western may at any time reasonably request in connection with the administration and enforcement of this Pledge Agreement or relative to the Pledged Collateral or any part thereof or in order to assure and confirm unto Great Western its rights, powers and remedies hereunder.  The Pledgor shall notify Great Western in writing promptly upon its acquisition of capital stock or voting securities of Issuer and shall execute and deliver to Great Western, upon request, an amendment to this Pledge Agreement or such other instruments as Great Western may request.  Subject to the provisions of the Intercreditor Agreement, Pledgor shall also deliver such certificates evidencing such capital stock or voting securities accompanied by stock transfer powers executed in blank, and shall take such other action requested by Great Western to effectuate the pledge of such capital stock or voting securities to Great Western in accordance with the provisions of this Pledge Agreement.  The Pledgor hereby authorizes Great Western to file one or more financing statements or continuation statements and amendments thereto (or similar documents required by the laws of any applicable jurisdiction), relative to all or any part of the Pledged Collateral without the signature of the Pledgor and with such information required by the UCC for the sufficiency or filing office acceptance of such statements and amendments.

SECTION 13.           No Waiver; Election of Remedies.  No course of dealing between the Pledgor and Great Western or failure on the part of Great Western to exercise, and no delay on its part in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or the further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder or under any of the Loan Documents are cumulative and in addition to and are not exclusive of any other remedies provided by law.  No enforcement of any remedy shall constitute an election of remedies.

SECTION 14.           Governing Law; Amendments.  Except to the extent governed by applicable federal law, this Pledge Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota, without reference to choice of law doctrine.  This Pledge Agreement may not be amended or modified nor may any of the Pledged Collateral be released, except in writing signed by the parties hereto.

SECTION 15.           Consent to Jurisdiction.  The Pledgor agrees that any legal action or proceeding with respect to this Pledge Agreement may be brought in the courts of the State of South Dakota or the United States of America for the District of South Dakota, all as Great Western may elect.  By execution of this Pledge Agreement, the Pledgor hereby submits to each such jurisdiction, hereby expressly waiving any objection it may have to the laying of venue by reason of its present or future domicile.  Nothing herein shall affect the right of Great Western to commence legal proceedings or otherwise proceed against the Pledgor in any other jurisdiction or to serve process in any manner permitted or required by law.

SECTION 16.           Binding Agreement; Assignment.  This Pledge Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of Great Western and to all holders of the indebtedness secured hereby and their respective successors and assigns and to the Pledgor and its successors, legal representatives and assigns, except that the Pledgor shall not be permitted to assign this Pledge Agreement or any interest herein or in the Pledged Collateral, or any part thereof, or any cash or property held by Great Western as collateral under this Pledge Agreement.  No notice to or demand on the Pledgor shall entitle the Pledgor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 17.           Notices.  All notices hereunder shall be delivered in accordance with the terms and conditions set forth in and to the following addresses by United States Mail, Certified Mail, Return Receipt Requested:

If to Great Western Bank:

Great Western Bank

Attn:  Jason Appel

200 E 10th St., Ste 100

Sioux Falls, SD 57104

Telephone:  (605) 334-2548

Facsimile:  (605) 339-8862

With a copy to (which shall not constitute notice):

Cutler & Donahoe, LLP

Attn:  Ryan J. Taylor

100 N. Phillips Ave., 9th Floor

Sioux Falls, SD  57104

Telephone:  (605) 335-4950

Facsimile:  (605) 335-4962

If to Pledgor:

DHW Leasing, L.L.C.

Attn:  Donald A. Dunham, Jr.

230 S Phillips Ave Ste 202

Sioux Falls, SD 57104

Phone:  (605) 339-9400

Fax:   (605) 330-9444

With a copy to (which shall not constitute notice):

Hagen, Wilka & Archer, LLP

Attn:  John F. Archer

P.O. Box 964

Sioux Falls, SD  57101

Telephone:  (605) 334-0005

Facsimile:  (605) 334-4814

If to Issuer:

Granite City Food & Brewery Ltd.

Attn:  Chief Financial Officer

5402 Parkdale Drive, Suite 101

Minneapolis, MN 55416

Telephone: (952) 215-0676

Fax:  (952) 215-0671

SECTION 18.           Headings.  Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Pledge Agreement.

SECTION 19.           Counterparts.  This Pledge Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which when taken together constitute but one and the same instrument.

SECTION 20.           Severability.  If any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Pledge Agreement, but this Pledge Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.

SECTION 21.           Great Western’s Duties.  Beyond the exercise of reasonable care to assure the safe custody of the Pledged Collateral while held hereunder, Great Western shall have no duty or liability to preserve rights pertaining thereto and shall be relieved of all responsibility for the Pledged Collateral upon surrendering it or tendering surrender of it to the Pledgor.

SECTION 22.           Termination; Reinstatement.  This Pledge Agreement shall remain in full force and effect until (i) Great Western has no further commitment or obligation to make advances to be secured hereby with respect to the Secured Obligations, (ii) all Secured Obligations have been indefeasibly paid in full and (iii) any preference period applicable to payments made on or security given for the Secured Obligations has expired under applicable bankruptcy and insolvency laws, at which time the Pledgor may request a written instrument of termination be executed and delivered by a duly authorized officer of Great Western.  If so terminated, this Pledge Agreement and the Pledgor’s obligations hereunder shall be automatically reinstated if at any time payment in whole or in part of any of the Secured Obligations is rescinded or restored to the Pledgor or other payor or guarantor of the Secured Obligations, or must be paid to any other person, upon the insolvency, bankruptcy, liquidation, dissolution or reorganization of the Pledgor or other payor or guarantor of the Secured Obligations, all as though such payment had not been made.

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Signature page follows.

IN WITNESS WHEREOF, the Pledgor has caused this Pledge Agreement to be executed and delivered, and Great Western has caused this Pledge Agreement to be executed and delivered, each by its duly authorized officer, as of the date first above shown.

DHW LEASING, L.L.C.

By:	/s/ Donald A. Dunham, Jr.
Donald A. Dunham, Jr.
Managing Member

GREAT WESTERN BANK

By:	/s/ Gerald Kruger
Gerald Kruger
Sr. Vice President

SCHEDULE 1
to
STOCK PLEDGE AGREEMENT

Entity		Number of Shares or Voting Securities Owned by the Pledgor	Certificate Number	Percentage of Total Outstanding Shares or Voting Securities Owned by the Pledgor
1.	DHW Leasing, L.L.C	17,500,000 Shares	2403